UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Dataram Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1 l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DATARAM CORPORATION

A NEW JERSEY CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

to be held on March 13, 2013 at 2:00 P.M.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of

Shareholders to Be Held on March 13, 2013

TO THE SHAREHOLDERS OF DATARAM CORPORATION:

A Special Meeting of the Shareholders (“Special Meeting”) of DATARAM CORPORATION (the "Company") will be held at the Company's corporate headquarters at 777 Alexander Road, Suite 100, Princeton, New Jersey, on March 13, 2013 at 2:00 p.m., for the following purposes:

(1)	To authorize the Board of Directors to effect a Reverse Stock Split of our issued and outstanding common stock by a ratio of not less than 1-for-3 and not more than 1-for-6, such ratio to be determined in the discretion of our Board of Directors.

(2)	Such other business as may properly come before the meeting and at any adjournments or postponements thereof.

Only shareholders of record at the close of business on the 28th day of January 2013 are entitled to notice of and to vote at this meeting. We hope you will be able to attend the Special Meeting. Whether you plan to attend the Special Meeting or not, it is important that you cast your vote either in person or by proxy. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this Proxy Statement. We encourage you to vote by proxy so that your shares will be represented and voted at the Special Meeting, whether or not you can attend.

By order of the Board of Directors

John H. Freeman,

President

February 4, 2013

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY

IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

DATARAM

DATARAM CORPORATION

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS
MARCH 13, 2013

This Proxy Statement is furnished by DATARAM CORPORATION (the "Company"), which has a mailing address for its principal executive offices at P.O. Box 7528, Princeton, New Jersey 08543-7528, in connection with the solicitation by the Board of Directors of proxies to be voted at the Special Meeting of Shareholders of the Company to be held at the Company's corporate headquarters at 777 Alexander Road, Suite 100, Princeton, New Jersey on March 13, 2013 at 2:00 p.m. You may obtain directions to the Company's corporate headquarters by contacting investor relations by telephone at (609) 799-0071 extension 2431 or at http://corporate.dataram.com/contact-us-form/directions. The close of business on January 28, 2013 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments thereof (the “Record Date”). This Proxy Statement was mailed to shareholders on or about February 4, 2013.

 You may own common shares in one or both of the following ways - either directly in your name as the shareholder of record, or indirectly through a broker, bank or other holder of record in "street name." If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by completing the voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Special Meeting.

VOTING RIGHTS

On January 28, 2013 there were outstanding and entitled to vote 10,521,755 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"). Holders of the Common Stock are entitled to one vote for each share of Common Stock owned on the Record Date, exercisable in person or by proxy. Shareholders may revoke executed proxies at any time before they are voted by filing a written notice of revocation with the President of the Company.

QUORUM; DISCRETIONARY AUTHORITY

In order to carry on the business of the Special Meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Special Meeting. Consequently, holders of at least 5,260,878 shares of our common stock must be present either in person or by proxy to establish a quorum for the Special Meeting. If less than a quorum is represented at the Special Meeting, a majority of the shares so present or represented may adjourn the Special Meeting from time to time without further notice, and the persons named as proxies will vote the proxies that they have been authorized at the Annual Meeting in favor of such an adjournment.

In the event a quorum is present at the Special Meeting but sufficient votes to approve any of the items proposed by our Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the Special Meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of Common Stock represented at the Special Meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the Special Meeting in favor of such an adjournment.

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Our Board of Directors does not know of any other matters that are to be presented for action at the Special Meeting. However, if other matters properly come before the Special Meeting, it is intended that the proxy will be voted in accordance with the judgment of the persons voting the proxy.

ABSTENTIONS AND BROKER NON-VOTES; VOTE REQUIRED

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when shareholders are present at the Special Meeting but choose to withhold their vote for any of the matters upon which the shareholders are voting. If you are a beneficial owner whose shares are held of record by a broker, you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority. A "broker non-vote" occurs when a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy. Although broker non-votes will be counted as present at the meeting for purposes of determining a quorum, they will be treated as not entitled to vote with respect to non-discretionary matters.

At the Special Meeting, brokers will not have discretionary authority to vote on Proposal 1 (“Reverse Stock Split”). This means, for Proposal 1 to be approved, the affirmative vote of the holders of a majority of those shares of Common Stock represented at the Special Meeting in person or by proxy is required. Abstentions and broker non-votes will be counted in determining the total number of shares “entitled to vote” on this proposal, and will have no effect on the vote total for this proposal.

EXPENSES OF SOLICITATION

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement and any additional information furnished to our shareholders in connection with the Special Meeting. In addition to this solicitation, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

PROPOSAL 1

APPROVAL OF A POSSIBLE REVERSE STOCK SPLIT IN THE

RANGE FROM 1-FOR-3 TO 1-FOR-6 IN THE DISCRETION

OF OUR BOARD OF DIRECTORS

General

Under the New Jersey Business Corporation Law, the Reverse Stock Split may be effected by action of the Board alone. Although the Board has unanimously approved the Reverse Stock Split it believes that it is in the best interests of the Company that our shareholders approve, a Reverse Stock Split at a ratio within a range from 1-for-3 to 1-for-6, with the final ratio to be determined by the Board, in its sole discretion, following shareholder approval. The Board of Directors has adopted a resolution (i) declaring the advisability of a possible Reverse Stock Split in the range of 1-for-3 to 1-for-6, subject to shareholder approval, (ii) in connection therewith, approving a form of amendment to our Restated Certificate of Incorporation to effect such a Reverse Stock Split, subject to shareholder approval, and (ii) authorizing any other action the Board of Directors deems necessary to effect such a Reverse Stock Split, without further approval or authorization of the Company’s shareholders. The Board may elect not to implement the approved Reverse Stock Split at its sole discretion. The Board believes that approval of a proposal granting this discretion to the Board of Directors provides the Board of Directors with appropriate flexibility to achieve the purposes of the Reverse Stock Split, if implemented, and to act in the best interests of the Company and its shareholders. The amendment to the Restated Certificate of Incorporation is attached as Exhibit A to this Proxy Statement.

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The Reverse Stock Split will be realized simultaneously for all outstanding Common Stock and the ratio determined by the Board will be the same for all outstanding Common Stock. The Reverse Stock Split will affect all holders of Common Stock uniformly and each shareholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as that shareholder held immediately prior to the Reverse Stock Split, except for adjustments that may result from the treatment of fractional shares as described below. The number of authorized shares of Common Stock (which will remain at 54,000,000) and will not change the par value of the Common Stock (which will remain at $1.00 per share).

Reasons for the Reverse Stock Split

The primary reason for proposing the Reverse Stock Split is to increase the per share market price of the Common Stock. The Common Stock is currently listed on the NASDAQ Capital Market under the symbol “DRAM,” which we believe helps support and maintain stock liquidity and Company recognition for our shareholders. The Board believes that the Reverse Stock Split will result in a higher per share trading price, which is intended to enable the Company to maintain the listing of the Common Stock on the NASDAQ Capital Market and generate greater investor interest in the Company. As previously disclosed, on January 31, 2012, the Company received a letter from NASDAQ indicating that, for 30 consecutive trading days, the closing bid price per share of the Common Stock had been below the $1.00 minimum per share requirement for continued listing under NASDAQ Marketplace Rule 5550(a)(2). In order for the Common Stock to continue to be listed on the NASDAQ Capital Market, the Company must regain compliance with NASDAQ’s $1.00 minimum bid price requirement for a minimum of 10 consecutive business days.

The Board believes that maintaining the listing of the Common Stock on the NASDAQ Capital Market is in the best interests of the Company and its shareholders. If the Common Stock were delisted from the NASDAQ Capital Market, the Board believes that the liquidity in the trading market for the Common Stock could be significantly decreased, which could reduce the trading price. If the Reverse Stock Split is approved by our shareholders and implemented by the Board, we expect to satisfy the $1.00 per share minimum bid price requirement for continued listing. However, despite the approval of the Reverse Stock Split by our shareholders and the implementation by the Board, there is no assurance that the Reverse Stock Split will result in our meeting the $1.00 minimum bid price requirement and the Common Stock could be delisted from the NASDAQ Capital Market due to our failure to comply with the minimum bid price requirement or other NASDAQ Listing Rules.

The Board further believes that an increased stock price may encourage investor interest and improve the marketability of the Common Stock to a broader range of investors. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Common Stock can result in an individual shareholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase our stock. The Board believes that the anticipated higher market price resulting from a Reverse Stock Split could enable institutional investors and brokerage firms with such policies and practices to invest in the Common Stock.

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Determination of Ratio

The ratio of the Reverse Stock Split, if approved and implemented, will be a ratio of not less than 1-for-3 and not more than 1-for-6, as determined by the Board in its sole discretion. The Board believes that shareholder approval of a range of potential exchange ratios (rather than a single exchange ratio, is in the best interests of our shareholders because it provides the Board of Directors with the flexibility to achieve the desired results of the Reverse Stock Split and because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. If the shareholders approve this proposal, the Board of Directors would carry out a Reverse Stock Split only upon the Board of Directors’ determination that a Reverse Stock Split would be in the best interests of the shareholders at that time. The Board of Directors would then set the ratio for the Reverse Stock Split in an amount it determines is advisable and in the best interests of the shareholders considering relevant market conditions at the time the Reverse Stock Split is to be implemented. In determining the ratio, following receipt of shareholder approval, the Board of Directors may consider, among other things:

•	the historical and projected performance of the Common Stock;
•	prevailing market conditions;
•	general economic and other related conditions prevailing in our industry and in the marketplace;
•	the projected impact of the selected Reverse Stock Split ratio on trading liquidity in the Common Stock and our ability to continue the Common Stock’s listing on the NASDAQ Capital Market;
•	our capitalization (including the number of shares of Common Stock issued and outstanding);
•	the prevailing trading price for Common Stock and the volume level thereof; and
•	potential devaluation of our market capitalization as a result of a Reverse Stock Split.

The purpose of asking for authorization to implement the Reverse Stock Split at a ratio to be determined by the Board, as opposed to a ratio fixed in advance, is to give the Board the flexibility to take into account then-current market conditions and changes in price of Common Stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Principal Effects of the Reverse Stock Split

A Reverse Stock Split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of Common Stock into a proportionately smaller number of shares. For example, if the Board decides to implement a 1-for-4 Reverse Stock Split of Common Stock, then a shareholder holding 10,000 shares of Common Stock before the Reverse Stock Split would instead hold 2,500 shares of Common Stock immediately after the Reverse Stock Split. Each shareholder’s proportionate ownership of outstanding shares of Common Stock would remain the same, except that shareholders that would otherwise receive fractional shares as a result of the Reverse Stock Split will receive the number of shares rounded up to the next whole number. All shares of Common Stock will remain validly issued, fully paid and non-assessable.

The Board does not intend to use the Reverse Stock Split as a part of or a first step in a “going private” transaction within the meaning of Rule 13e-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). There is no plan or contemplated plan by the Company to take itself private at the date of this proxy statement. We believe that a Reverse Stock Split, even if approved and implemented at a ratio of 1-for-6, would have no significant effect on the number of record holders of Common Stock.

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Certain Risks Associated with the Reverse Stock Split

• Although we expect that the Reverse Stock Split will result in an increase in the market price of the Common Stock, we cannot assure you that the Reverse Stock Split, if implemented, will increase the market price of the Common Stock in proportion to the reduction in the number of shares of the Common Stock outstanding or result in a permanent increase in the market price. Accordingly, the total market capitalization of the Common Stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of the Common Stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split.

• The effect the Reverse Stock Split may have upon the market price of the Common Stock cannot be predicted with any certainty, and the history of similar Reverse Stock Splits for companies in similar circumstances to ours is varied. The market price of the Common Stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the Securities and Exchange Commission (the “SEC”). If the Reverse Stock Split is implemented and the market price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

• The Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

• While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

• Although the Board believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of Common Stock could encourage interest in the Common Stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split. In addition, even if the Reverse Stock Split is implemented and we meet the minimum bid price requirement, the Common Stock may still be delisted if we are unable to satisfy the other requirements for continued listing of the Common Stock on the NASDAQ Capital Market.

Effect on Authorized but Unissued Shares

The Reverse Stock Split will have the effect of significantly increasing the number of authorized but unissued shares of Common Stock. The number of authorized shares of Common Stock will not be decreased and will remain at 54,000,000. Because the number of outstanding shares will be reduced as a result of the Reverse Stock Split, the number of shares available for issuance will be increased.

Anti-Takeover and Dilutive Effects

The purpose of maintaining our authorized Common Stock at 54,000,000 after the Reverse Stock Split is to facilitate our ability to raise additional capital to support our operations, not to establish any barriers to a change of control or acquisition of the Company. Shares of Common Stock that are authorized but unissued provide the Board with flexibility to effect, among other transactions, public or private financings, subscription rights offerings, mergers, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Reverse Stock Split would give the Board authority to issue additional shares from time to time without delay or further action by the shareholders except as may be required by applicable law or the NASDAQ rules. The Board does not have any present intent to use the authorized but unissued Common Stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

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In addition, the issuance of additional shares of Common Stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of the outstanding Common Stock, depending on the circumstances, and would likely dilute a shareholder’s percentage voting power in the Company. The Board intends to take these factors into account before authorizing any new issuance of shares.

Effect on Fractional Shareholders

No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. Therefore, we will not issue certificates representing fractional shares. The Board of Directors will have the discretionary authority to determine whether to arrange for the disposition of fractional interests by shareholders entitled thereto by allowing such shareholders to receive from the Corporation's transfer agent, in lieu of any fractional share, the number of shares rounded up to the next whole number.

Effect on Beneficial Shareholders

If you hold shares of Common Stock in “street name” through an Intermediary, we will treat your Common Stock in the same manner as shareholders whose shares are registered in their own names. Intermediaries will be instructed to effect the Reverse Stock Split for their customers holding Common Stock in street name. However, these Intermediaries may have different procedures for processing a Reverse Stock Split. If you hold shares of Common Stock in street name, we encourage you to contact your Intermediaries.

Registered “Book-Entry” Holders of Common Stock

If you hold shares of Common Stock electronically in book-entry form with our transfer agent, you do not currently have and will not be issued stock certificates evidencing your ownership after the Reverse Stock Split, and you do not need to take action to receive post-Reverse Stock Split shares. If you are entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to you indicating the number of shares of Common Stock held following the Reverse Stock Split.

Effect on Registered Shareholders Holding Certificates

As soon as practicable after the Reverse Stock Split, our transfer agent will mail transmittal letters to each shareholder holding shares of Common Stock in certificated form. The letter of transmittal will contain instructions on how a shareholder should surrender his or her certificate(s) representing shares of Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his or her Old Certificates. Shareholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these shareholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.

Effect on Outstanding Options and Warrants

Upon a Reverse Stock Split, all outstanding options, warrants and future or contingent rights to acquire Common Stock will be adjusted to reflect the Reverse Stock Split. With respect to all outstanding options and warrants to purchase Common Stock, the number of shares of Common Stock that such holders may purchase upon exercise of such options or warrants will decrease, and the exercise prices of such options or warrants will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such options and warrants are reduced as a result of the Reverse Stock Split. Also, the number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the Reverse Stock Split.

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Procedure for Effecting the Reverse Stock Split

To accomplish the Reverse Stock Split, we would file an amendment to the Restated Certificate of Incorporation with the New Jersey Secretary of State. The form of amendment to the Restated Certificate of Incorporation to accomplish the proposed Reverse Stock Split is attached as Exhibit A to this Proxy Statement. The text of the amendment to the Restated Certificate of Incorporation is subject to modification to include such changes as the Board deems necessary and advisable to effect the Reverse Stock Split, including the applicable ratio for the Reverse Stock Split. If the Board elects to implement the Reverse Stock Split, the number of issued and outstanding shares of our Common Stock would be reduced in accordance with the selected exchange ratio for the Reverse Stock Split. The number of authorized shares of Preferred Stock would remain unchanged. The Reverse Stock Split would become effective upon filing the amendment to the Restated Certificate of Incorporation with the New Jersey Secretary of State. No further action on the part of shareholders would be required to either effect or abandon the Reverse Stock Split. If the Board of Directors does not implement the Reverse Stock Split prior to December 31, 2013, the authority granted in this proposal to implement the Reverse Stock Split will terminate. The Board reserves its right to elect not to proceed and abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our shareholders.

Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) until they receive a letter of transmittal from our transfer agent.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the Reverse Stock Split. It addresses only shareholders who hold Common Stock as capital assets. It does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign shareholders, shareholders who hold their pre-Reverse Stock Split shares as part of a straddle, hedge or conversion transaction, and shareholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

The proposed Reverse Stock Split is intended to be treated as a “reorganization” within the meaning of Section 368 of the Code. Assuming the Reverse Stock Split qualifies as a reorganization, a shareholder generally will not recognize gain or loss on the Reverse Stock Split. The aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged. The rounding up in respect of fractional shares will not result in a taxable event to a shareholder; however, there will be an adjustment to the shareholder’s basis equal to the fractional share times the market value on the date of issuance. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Accounting Matters

The par value of the Common Stock will remain unchanged at $1.00 per share after the Reverse Stock Split. As a result, our stated capital, which consists of the par value per share of the Common Stock multiplied by the aggregate number of shares of the Common Stock issued and outstanding, will be reduced proportionately at the effective time of the Reverse Stock Split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of Common Stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the Reverse Stock Split because there will be fewer shares of Common Stock outstanding.

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Required Vote

The affirmative vote of the holders of a majority of these shares of Common Stock represented at the Special Meeting in person or by proxy is required to approve this proposal. Accordingly, abstentions and broker non-votes will be counted in determining the total number of shares “entitled to vote” on this proposal, but will have no effect on the vote total for this proposal. Shares represented by valid proxies and not revoked will be voted at the Special Meeting in accordance with the instructions given, if no voting instructions are given, such shares will be voted “FOR” this proposal.

No Dissenters or Appraisal Rights

Under the New Jersey Business Corporation Act, our Restated Certificate of Incorporation and our bylaws, the holders of Common Stock will not be entitled to dissenter’s rights or appraisal rights in connection with our Reverse Stock Split.

Board Recommendation

The Board unanimously recommends that you vote “FOR” to authorize the Board to effect a Reverse Stock Split of the issued and outstanding shares of our Common Stock by a ratio of no less than 1-for-3 and not more than 1-for 6, in the discretion of our Board.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Common Stock beneficially owned by (i) each director of the Company, (ii) each named executive officer and (iii) directors and executive officers collectively, as of January 28, 2013. Unless otherwise indicated, stock ownership includes sole voting power and sole investment power. No other person or group is known to beneficially own in excess of five percent (5%) of the Common Stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Thomas A. Majewski	121,250(2)	1.1%
John H. Freeman	330,000(3)	3.0%
Roger C. Cady	180,700(4)	1.7%
Rose Ann Giordano	61,361(5)	*
Marc P. Palker	-	*
Jeffrey H. Duncan	127,880(6)	1.2%
Anthony M. Lougee	14,995(7)	*
David S. Sheerr	270,000(8)	2.5%
Directors and executive officers as a group (8 persons)	1,106,186(9)	9.7%

___________________________

(1) On January 28, 2013, 10,521,755 shares were outstanding.

(2) Of this amount, 72,000 shares may be acquired by the exercise of options held.

(3) Of this amount, 330,000 shares may be acquired by the exercise of options held.

(4) Of this amount, 60,000 shares may be acquired by the exercise of options held.

(5) Of this amount, 56,000 shares may be acquired by the exercise of options held.

(6) Of this amount, 124,200 shares may be acquired by the exercise of options held and 3,680 shares are held by the Company’s 401(k) Plan.

(7) Of this amount, 12,000 shares may be acquired by the exercise of options held and 2,995 shares are held by the Company’s 401(k) Plan.

(8) Of this amount, 270,000 shares may be acquired by the exercise of options held.

(9) Of this amount, 736,200 shares may be acquired by the exercise of options held by executive officers, and 188,000 shares may be acquired by exercise of options held by outside directors.

* Less than 1%

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OTHER MATTERS

Should any other matter or business be brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the proxy holder. The Company does not know of any such other matter or business.

PROPOSALS OF SECURITY HOLDERS AT 2013 ANNUAL MEETING

Any shareholder wishing to present a proposal which is intended to be presented at the 2013 Annual Meeting of Shareholders should submit such proposal to the Company at its principal executive offices no later than April 12, 2013. It is suggested that any proposals be sent by certified mail, return receipt requested.

MISCELLANEOUS

The accompanying proxy is being solicited on behalf of the Board of Directors of the Company.

Please date, sign and return the accompanying proxy at your earliest convenience. No postage is required for mailing in the United States.

By Order of the Board of Directors,

John H. Freeman, President

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EXHIBIT A

Certificate of Amendment

of

Restated Certificate of Incorporation

of

Dataram Corporation

Pursuant to the provisions of Section 14-A:9-2(4) and Section 14.A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of Incorporation:

1.     The name of the corporation is “Dataram Corporation.”

2.      The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the _____ day of _________________, 2013.

3.      The number of shares outstanding at the time of the adoption of the amendment was: [______________________]. The total number of shares entitled to vote thereon was: [________________] shares of Common Stock.

4.      The number of shares voting for and against such amendment is as follows:

Number of Shares Voting for Amendment: [_________________________].

Number of Shares Voting Against Amendment: [__________________________].

Resolved, that Restated Articles of the Certificate of Incorporation be amended to read as follows:

5.      Upon this Certificate of Amendment of the Restated Certificate of Incorporation of the Company becoming effective pursuant to the New Jersey Business Corporation Act (the “Effective Time”), each share of common stock of the Corporation, no par value per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall without further action on the part of the Corporation or any holder of Old Common Stock automatically be reclassified as ________________ of a share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock as equals the quotient obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by _________________________; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate have been reclassified pursuant hereto. In all cases, fractional shares resulting from the reclassification will be rounded up to the nearest whole share.

6.      This Certificate of Amendment shall become effective immediately upon filing with the State of New Jersey.

By:____________________________________

Dated this ____ day of ________________, 2013

May be executed by the President or the Chief Financial Officer

A-1

DATARAM CORPORATION

P.O. Box 7528

Princeton, New Jersey 08543-7528

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints and constitutes John H. Freeman and Marc P. Palker, and each of them, attorneys and proxies for the undersigned, with full power of substitution to vote as if the undersigned were personally present at the Special Meeting of the Shareholders of Dataram Corporation (the "Company") to be held at the Company's corporate headquarters at 777 Alexander Road, Princeton, New Jersey, on March 13, 2013 at 2 o'clock in the afternoon and at all adjournments thereof, the shares of stock of said Company registered in the name of the undersigned. The undersigned instructs all such proxies to vote such shares as follows upon the following matters, which are described more fully in the accompanying proxy statement:

(Continued and to be signed on the reverse side.)

14475

SPECIAL MEETING OF SHAREHOLDERS OF

DATARAM CORPORATION

March 13, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and annual report

are available at www.dataram.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Authorize the Board of Directors to effectuate a reverse split in a ratio of not less than 1-for-3 and not more than 1-for-6, such ratio to be determined by our Board of Directors:

FOR                   AGAINST                   ABSTAIN

☐         ☐         ☐

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To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Signature of Shareholder _________________________ Date ________________ Signature of Shareholder ________________________________ Date ________________
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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